Exhibit 99.1

World Fuel Services Corporation Chief Operating Officer Enters into Pre-Arranged Stock Trading Plan

MIAMI--(BUSINESS WIRE)--March 16, 2010--World Fuel Services Corporation (NYSE:INT) today announced that its president and chief operating officer, Michael J. Kasbar, has entered into a pre-arranged, non-discretionary stock trading plan.

Under the newly adopted plan, beginning on May 7, 2010 and ending on December 31, 2010, Mr. Kasbar may exercise up to 94,360 stock options (“Options”) and convert up to 616,910 stock-settled stock appreciation rights (“SSARs”) and sell the shares that he acquires from such exercise and conversion. The number of shares acquired from the exercise of the Options will be equal to the number of Options exercised. The number of shares acquired from the conversion of the SSARs will be equal in value to the closing price of the Company’s common stock on the conversion date less the closing price of the Company’s common stock on the date the SSARs were granted, multiplied by the number of SSARs converted.

The sales are being made for diversification and estate and tax planning purposes and will be publicly disclosed through Form 4 filings with the Securities and Exchange Commission. The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and World Fuel Services’ policies regarding stock transactions. Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to achieve prudent and gradual asset diversification over time.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation, Miami
Ira M. Birns, Executive Vice President &
Chief Financial Officer, 305-428-8000
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer, 305-428-8000